Exhibit (d)(hh)(1)
PACIFIC SELECT FUND
AMENDMENT NO. 1 TO
SUBADVISORY AGREEMENT
     Reference is made to the Subadvisory Agreement (the “Agreement”) made the 1st day of May 2010, by and among Pacific Life Fund Advisors LLC, a Delaware limited liability company (“Investment Adviser”), T. Rowe Price Associates, Inc., a Maryland corporation (“Subadviser”), and Pacific Select Fund, a Massachusetts business trust (“Trust”). The Agreement is hereby amended to add the provisions set forth below (together the “Amendment”), which is made effective on May 1, 2011 (“Effective Date”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.
RECITALS
     WHEREAS, Investment Adviser, Subadviser and Trust are parties to the Agreement; and
     WHEREAS, the parties desire to amend the Agreement upon the following terms and conditions.
     NOW, THEREFORE, in consideration of the renewal of the premises, promises, and mutual covenants, contained in the Agreement and herein, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Agreement is amended as follows:
1.	The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement;

2.	The following sentence shall be added to the end of Section 2(v):
Upon request of the Investment Adviser, the Subadviser agrees to assist with and review on a case-by-case basis foreign class actions for any security held within the Portfolio managed by Subadviser during its management at the direction of the Investment Adviser.
3.	References to the Trust’s “prospectus” in Section 3 shall include the Trust’s prospectus, summary prospectus, and statement of additional information; and

4.	All terms and conditions set forth in the Agreement are hereby confirmed and remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers.
T. Rowe Price Associates, Inc.

By:	/s/ Fran Pollack Matz

Name:	Fran Pollack-Matz

Title:	Vice President

Pacific Life Fund Advisors LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee

Title:	VP, Fund Advisor Operations	Title:	VP & Assistant Secretary

Pacific Select Fund

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee

Title:	Vice President	Title:	AVP & Assistant Secretary

Exhibit A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: May 1, 2011
Portfolio: Dividend Growth Portfolio
          The Investment Adviser will pay to the Subadviser a monthly fee for its services for the above noted Portfolio based on the annual percentage of the average daily net assets of the Dividend Growth Portfolio according to the following schedule:

Rate%	Break Point (assets)
0.50%	First $50 million

0.45%	On next $50 million;

Once assets exceed $100 million:

0.40%	On first $100 million;

0.375%	On next $150 million;

0.325%	On next $750 million; and

0.30%	On assets above $1 billion
In recognition of the fact that the Subadviser may have an inherent constraint with respect to the amount of money that Subadviser is able to manage in a particular strategy, Subadviser agrees to consult with Investment Adviser on an annual basis to determine the extent of those constraints and the appropriate investment limitations for the Dividend Growth Portfolio.

Portfolio: Short Duration Bond Portfolio
          The Investment Adviser will pay to the Subadviser a monthly fee for its services for the above noted Portfolio based on:
(a)	The annual percentage of the combined average daily net assets of the Short Duration Bond Portfolio and the PL Short Duration Bond Fund of Pacific Life Funds (“Combined Assets”) according to the following schedule:

Rate%	Break Points (assets)
0.30%	On first $50 million of the Combined Assets
0.25%	On next $50 million of the Combined Assets
     Once Combined Assets exceed $100 million, the above schedule terminates and the following fee schedule applies:

Rate%	Break Points (assets)
0.20%	On first $100 million of the Combined Assets
0.175%	On next $150 million of the Combined Assets
0.125%	On next $250 million of the Combined Assets
0.10%	Above $500 million of the Combined Assets
     Once Combined Assets are at or above $1.5 billion, the above schedule terminates and the following fee schedule applies:
     Rate%
     0.10% flat of the Combined Assets
(a)Multiplied by
(b)	The ratio of the Short Duration Bond Portfolio’s average daily net assets over the Combined Assets.
Both Portfolios:
          Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.